EXHIBIT 99




For Immediate         Contact:
Release

October 22, 2001      Karen A. Warren  (Investor Relations) 401-727-5401
                      Wayne S. Charness (News Media)        401-727-5983


            HASBRO RETURNS TO PROFITABILITY IN THE THIRD QUARTER

            CONTINUES TO BE ON TRACK FOR FULL YEAR PROFITABILITY


     Pawtucket, RI (October 22, 2001) - Hasbro, Inc. (NYSE:HAS) today reported that it had returned to profitability in the third quarter. Worldwide net revenues were $893.4 million compared to $1.1 billion a year ago. Net earnings were $50.6 million, compared to earnings of $13.8 million in 2000 and diluted earnings per share were $0.29, compared to $0.08 per share in 2000. The Company also reported third quarter Earnings Before
Interest, Taxes, Depreciation and Amortization (EBITDA) of $161.3 million, compared to $120.4 million in the third quarter of 2000.

      For the nine months, worldwide net revenues were $1.9 billion compared to $2.6 billion a year ago. Net earnings and diluted earnings per share in the first nine months were $7.2 million and $0.04, respectively, compared to earnings of $35.5 million and $0.20 last year. EBITDA for the nine months was $247.0 million compared to $311.0 million last year.

     "We are very pleased that we achieved our goal of cumulative profitability for 2001 by the end of the third quarter and we continue to believe we are on track to be profitable this year. Our strategy of focusing on expense reductions and growing our core brands is continuing to pay dividends," said Alan G. Hassenfeld, Chairman and Chief Executive Officer.

     "In the third quarter, many of our new products for the year began shipping and we saw our revenue grow by approximately $92 million or 12%, excluding POKEMON, Hasbro Interactive and FURBY. Revenue reductions from these three product lines totaled $272 million for the quarter in 2001," Hassenfeld continued.

     "We've had strong sales from TRANSFORMERS and G.I. JOE - including our new kid directed line DOUBLE DUTY. In the games area, several new products have done well including WHEELS ON THE BUS and DISNEY MONOPOLY, one of the most successful introductions of a licensed Monopoly game in the 66 year history of the brand. Also, we've had great initial response to DUSTY MY TALKING TOOL BENCH from TONKA. We are also pleased with our partnerships - BOB THE BUILDER has continued to have strong sales, and we've had good initial response to HARRY POTTER trading card games, E-KARA, a hand-held karaoke system and MONSTERS, INC., the first movie with a full product line as part of our new Disney alliance," Hassenfeld concluded.

     For the third quarter, the U.S. Toy segment increased revenue 21% and was profitable, compared to a substantial loss last year. Excluding POKEMON, revenue increased 30% for the U.S. Toy segment. The Games segment continued to be profitable, although revenue declined due to POKEMON, FURBY and the sale of Hasbro Interactive. Excluding these three product lines, revenue increased 2% for the segment, primarily attributable to growth in our board game and trading card game businesses, which was partially offset by a decline in Tiger Electronics. International segment revenue declined year over year, primarily due to POKEMON and FURBY. This decline in International segment revenue also resulted in a slightly lower operating profit versus the comparable period last year. Excluding POKEMON, FURBY and Hasbro Interactive, International revenue increased 10%.

     "We continue to demonstrate that our focus on reducing expenses is working, with substantial reductions in all operating expense categories in each of the past three quarters. In fact, we expect cost savings for the year, excluding Hasbro Interactive, will exceed the $50 to $70 million objective we set at the beginning of the year, and with further opportunities for cost reductions in 2002," said Alfred J. Verrecchia, President and Chief Operating Officer.

       "As has been the case all year, these cost savings are primarily attributable to our ongoing cost reduction program and the sale of Hasbro Interactive and Games.com. In addition, we maintained our focus on managing the balance sheet as we continue to reduce inventory levels and short-term debt. In fact, short-term debt declined $240.0 million and total debt, net of cash, declined $112.6 million as compared to the third quarter last year. We are on track and management is focused on our most important objective of returning to the profitability levels we have had historically," Verrecchia concluded.

     The company will webcast its third quarter earnings conference call at 9:00 a.m. Eastern time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Investors" from the home page, then click on the webcast icon).

     Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.


Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "could", "expect", "intend", "look forward", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic conditions, including higher fuel prices, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results, and the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

EBITDA (earnings before interest, taxes, depreciation and amortization) represents operating profit plus depreciation and all amortization. EBITDA is not adjusted for all noncash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with generally accepted accounting principles, when measuring Hasbro's profitability or liquidity as more fully discussed in the Company's financial statements and securities filings.



                                    # # #
                              (Tables Attached)


                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS



  (Thousands of Dollars)

                                                   Sept.  30,        Oct. 1,
                                                      2001            2000
                                                   ---------       ---------
                   Assets

  Cash and Cash Equivalents                       $   37,080      $  164,307
  Accounts Receivable, Net                           785,807         889,090
  Inventories                                        345,690         540,307
  Other Current Assets                               388,092         442,651
                                                   ---------       ---------
  Total Current Assets                             1,556,669       2,036,355
  Property, Plant and Equipment, Net                 256,982         313,301
  Other Assets                                     1,776,935       2,020,930
                                                   ---------       ---------
  Total Assets                                    $3,590,586      $4,370,586
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  298,698      $  538,653
  Current Installments of Long-term Debt               3,344             781
  Payables and Accrued Liabilities                   746,757       1,080,176
                                                   ---------       ---------
  Total Current Liabilities                        1,048,799       1,619,610
  Long-term Debt                                   1,166,360       1,168,764
  Deferred Liabilities                                90,293          90,887
                                                   ---------       ---------
  Total Liabilities                                2,305,452       2,879,261
  Total Shareholders' Equity                       1,285,134       1,491,325
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $3,590,586      $4,370,586
                                                   =========       =========


                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF OPERATIONS



(Thousands of Dollars and Shares Except Per Share Data)

                                    Quarter Ended         Nine Months Ended
                                  ------------------    ---------------------
                                  Sept. 30,  Oct. 1,     Sept 30,    Oct. 1,
                                    2001      2000         2001       2000
                                  --------  ---------   ----------  ---------
Net Revenues                     $ 893,353  1,072,617   $1,867,610  2,624,471
Cost of Sales                      402,155    459,535      795,968  1,057,879
                                  --------  ---------   ----------  ---------
Gross Profit                       491,198    613,082    1,071,642  1,566,592
Amortization                        29,761     33,861       88,044     98,645
Royalties, Research and
 Development                        97,182    164,912      223,785    426,101
Advertising                         90,655    134,631      189,333    281,722
Selling, Distribution and
 Administration                    169,826    222,743      480,854    626,453
                                  --------  ---------   ----------  ---------
Operating Profit                   103,774     56,935       89,626    133,671
Interest Expense                    26,116     30,565       77,327     80,206
Other (Income) Expense, Net          3,244      6,324           74      2,075
                                  --------  ---------   ----------  ---------
Earnings Before Income
 Taxes and Cumulative Effect of
 Accounting Change                  74,414     20,046       12,225     51,390
Income Taxes                        23,812      6,214        3,912     15,931
                                  --------  ---------   ----------  ---------
Earnings before
 Cumulative Effect of
 Accounting Change                  50,602     13,832        8,313     35,459
Cumulative Effect of Accounting
 Change                                -         -          (1,066)       -
                                  --------  ---------   ----------  ---------
Net Earnings                      $ 50,602  $  13,832   $    7,247  $  35,459
                                  ========  =========   ==========  =========

Per Common Share
  Earnings before Cumulative
   Effect of Accounting Change
    Basic and Diluted             $   0.29  $    0.08   $     0.05  $    0.20
                                  ========  =========   ==========  =========
  Net Earnings
    Basic and Diluted             $   0.29  $    0.08   $     0.04  $    0.20
                                  ========  =========   ==========  =========

  Cash Dividends Declared         $   0.03  $    0.06   $     0.09  $    0.18
                                  ========  =========   ==========  =========

Weighted Average Number of shares
  Basic                            172,140    171,732      172,032    177,937
                                  ========  =========   ==========  =========
  Diluted                          173,232    171,941      172,650    178,638
                                  ========  =========   ==========  =========